Exhibit 10.16

FACTORY CARD & PARTY OUTLET CORP.

2002 STOCK OPTION PLAN

OPTION AGREEMENT

Factory Card & Party Outlet Corp., a Delaware corporation (the “Company”) hereby grants to                      (the “Optionee”), an employee of Factory Card Outlet of America Ltd., an option (the “Option”) to purchase the number of Shares of the Company’s common stock (“Shares”), and at an Option Price, as set forth below. The Option is subject to the terms and conditions set forth in this Option Agreement, in the attached Exhibit A to this Option Agreement, and in the Factory Card & Party Outlet Corp. 2002 Stock Option Plan, as amended from time to time (the “Plan”), all of which are an integral part of this Option Agreement. You may obtain a copy of the Plan from the Company upon request. Capitalized terms used but not defined in this Option Agreement have the meaning specified in the Plan.

Date of Grant	_______________
Expiration of Option Term	_______________
Number of Shares	_______________
Option Price	$______________

The Option is exercisable [in installments] as follows:

Date Exercisable	Percentage	No. of Shares Exercisable	Cumulative No. of Shares
Before ____________________________	0%	0	0
[On or after ________________________
and before _________________________	—	—	—
On or after _________________________
and before _________________________	—	—	—	]
On or after _________________________	100%	—	—

Factory Card & Party Outlet Corp.

By:
[ [title] ]

EXHIBIT A

to

STOCK OPTION AGREEMENT

1. Manner of Exercise. The Optionee (“you”) may exercise this Option by delivering to Stock Option Department of the Company at 2727 Diehl Road, Naperville, Illinois 60563, Attention: Treasurer, during the period before the expiration of the Option term, an executed notice of intent in the form attached hereto as Annex I to purchase a specific number of Shares pursuant to this Option, accompanied by payment in full of the Option Price for that number of Shares; provided that the minimum number of Shares that may be purchased upon any exercise of this Option shall be 50 Shares. If any person other than you exercises this Option, the written notice of exercise must be accompanied by such documentation as the Company may require evidencing the authority of such person to exercise the Option. Payment may be made by any one or a combination of the following means:

(a) Cash, negotiable personal check or electronic funds transfer.

(b) The tender of Mature Shares having a Fair Market Value on the effective date of such exercise equal to the aggregate Option Price for the number of Shares being purchased. “Mature Shares” means Shares that are fully paid, free and clear of all liens and encumbrances and properly endorsed for transfer that either (A) you have owned for at least six months (or such longer period as the Committee determines is required by applicable accounting standards to avoid a charge to the Company’s earnings) or (B) you purchased on the open market.

(c) Attestation through submission of acceptable certification of your ownership of Mature Shares having a Fair Market Value on the effective date of such exercise equal to the aggregate Option Price for the number of Shares being purchased. To the extent payment is made by attestation, the number of Shares issued for the portion of the Option so exercised shall not exceed the number of Shares covered by such portion of the Option less the number of Shares for which you submit an acceptable certification of ownership.

(d) Pursuant to procedures approved by the Committee, through the sale of the Shares acquired on exercise of this Option through a broker-dealer to whom you have submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with the amount of federal, state, local or foreign withholding taxes payable by reason of such exercise.

Such exercise shall become effective at the time both such notice and payment have been received by the Company, which must be a date after the Option has become exercisable and before the Option has terminated either through expiration of the Option term or pursuant to Paragraph 3 below upon or following your termination of employment. You shall not have any rights as a stockholder of the Company with respect to the Shares deliverable upon exercise of this Option until a certificate for such Shares is delivered to you.

2. Exercise. This Option shall become fully exercisable (subject to Paragraph 3 below) upon your termination of employment on account of (i) death or (ii) disability.

3. Exercise After Termination of Employment. You may exercise this Option only while you are employed by the Company or an Affiliate, except that you may also exercise this Option after the date on which you cease to be so employed (your “Termination Date”) as follows:

(i) if you have a Termination of Employment on account of retirement, death or disability you or your legal representative may exercise this Option at any time during the one year period after your Termination Date; or

(ii) if you have a Termination of Employment for a reason other than retirement, death, disability or cause you may exercise this Option at any time during the 90-day period after your Termination Date.

Notwithstanding the foregoing, except as otherwise provided in Paragraph 2 of this Exhibit A, you may exercise this Option after your Termination Date only to the extent it was exercisable immediately before your Termination Date; and under no circumstances may you exercise this Option after the Expiration of Option Term. For purposes of this Section 3, if you are employed by a corporation that is an Affiliate of the Company, you will be deemed to have had a Termination of Employment as of the first day on which such corporation ceases to be an Affiliate of the Company. For purposes of this Section 3, “retirement” shall mean a Termination of Employment occurring for any reason after you attain age 60.

4. Taxes. The Company is not required to issue Shares upon the exercise of this Option unless you first pay to the Company the minimum amount that the Company is required to withhold for federal, state, local or foreign income, FICA or other taxes relating to such exercise. You may irrevocably elect at the time of exercise of this Option to make payment of federal, state, local or foreign income, FICA or other taxes that you are required to pay relating to such exercise up to your marginal tax rate, even if greater than the minimum withholding amount. You may satisfy this obligation by any one or a combination of the following means:

(i) delivering cash, negotiable personal check or electronic funds transfer in an amount that is equal to the amount to be withheld;

(ii) delivering part of all of the payment in Mature Shares having a Fair Market Value on the date effective date of such exercise that is equal to the amount to be withheld;

(iii) requesting the Company to withhold from those Shares that would otherwise be received upon exercise of this Option a number of Shares having a Fair Market Value on the effective date of such exercise that is equal to the amount to be withheld.

5. Limited Transferability of Option. Except as provided below in this Paragraph 5, this Option is exercisable during your lifetime only by you or your guardian or legal representative, and this Option is not transferable except by will or the laws of descent and distribution. Except as provided below in this Paragraph 5, this Option may not be assigned, negotiated, or pledged in any way (whether by operation of law or otherwise) and this Option shall not be subject to execution, attachment or similar process.

(a) By written instrument signed and dated by you and delivered to the Secretary of the Company during your lifetime, which you may change without the consent of any beneficiary by delivery of superseding instrument in like manner, you may designate a beneficiary to exercise this Option or otherwise receive payment under this Option after your death.

(b) You are authorized to transfer all or any portion of this Option by gift (or similar transfer for no consideration) to a Permitted Transferee pursuant to procedures established by the Committee; provided that any such transfer shall cover at least 50 underlying Shares. A “Permitted Transferee” is (i) any of your spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews (the members of your “Immediate Family”) (ii) a trust, the primary beneficiaries of which consist exclusively of you or members of your Immediate Family; or (iii) a partnership the partners of which consist exclusively of you or members of your Immediate Family. Following the transfer of all or any portion of this Option to a Permitted Transferee, the Permitted Transferee shall have all of your rights and obligations and you shall not retain any rights with respect to the transferred Option, except that (A) the payment of any tax attributable to the exercise of the transferred Option shall remain your obligation, and (B) the period during which the transferred Option shall become exercisable or remain exercisable shall depend on your employment status.

A - 2

6. Change of Control. This Option is subject to the rights of the Committee upon a Change in Control to (i) provide for the acceleration of any time periods relating to the exercise or realization of this Option, (ii) provide for the purchase of this Option with or without your consent for an amount of cash equal to the amount that could have been attained upon exercise of the Option had the Option been currently exercisable or payable during a stipulated period prior to the Change in Control (iii) make such adjustment to this Option as the Committee deems appropriate to reflect such Change in Control, or (iv) cause this Option to be assumed, or new rights substituted therefore, by the acquiring or surviving corporation after such Change in Control.

7. Nonstatutory Option. This Option does not qualify as an incentive stock option.

8. Amendments. The Committee may by written instrument amend this Option Agreement prospectively or retroactively in any manner; but no such amendment may adversely affect your rights without your consent unless such amendment is required or permitted by subsection 11(h) of the Plan or required to comply with securities, tax or other laws. The Committee may substitute a new Option for this Option. The Committee retains with respect to this Option all of the rights, powers and authorities described in the Plan, whether or not set forth in this Option Agreement, unless expressly provided to the contrary in this Option Agreement.

9. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

10. Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

11. Applicable Law. This Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.

12. Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

A - 3